Exhibit 5.2

[Goodwin Procter LLP Letterhead]

May 20, 2021

Boston Properties, Inc.

Boston Properties Limited Partnership

Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Commission File No. 333-181483 and 333-181483-01)

We have acted as counsel to you in connection with certain matters relating to (i) an aggregate number of shares of common stock, $0.01 par value per share (the “Common Stock”) and LTIP Units of Boston Properties Limited Partnership (the “Partnership”) (“LTIP Units”) equal to the Total Amount (as defined below) that are issuable pursuant to the Boston Properties, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) (such shares and LTIP Units being referred to herein as the “Plan Shares” and the “Plan LTIP Units,” respectively), (ii) a number of common units of limited partnership interest of the Partnership (“Common Units”), equal to the number of the Plan LTIP Units (the “Plan Common Units”), that are issuable upon conversion of the LTIP Units pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, restated and supplemented the “Partnership Agreement”) and (iii) a number of shares of Common Stock (the “Exchange Shares”), equal to the number of the Plan Common Units, that are issuable upon exchange of the Common Units from time to time by the Company to the extent that the holders of the Plan Common Units, in accordance with the terms of the Partnership Agreement, tender the Plan Common Units to the Partnership for redemption and the Company exercises its contractual right to acquire such tendered Plan Common Units in exchange for the Exchange Shares pursuant to the Partnership Agreement that are covered by the above-referenced Post-Effective Amendment (the “Amendment”) relating to the Registration Statement on Form S-8 (File No. 333-181483) of Boston Properties, Inc., a Delaware corporation (the “Company”) and to the Registration Statement on Form S-8 (File No. 333-181483-01), of the Partnership, each as originally filed with the Securities and Exchange Commission on May 17, 2012, (the “Prior Registration Statements”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Prior Registration Statements registered an aggregate of 6,500,000 shares of Common Stock, LTIP Units and Common Units, that were issuable pursuant to the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”). As of the date hereof, (i) 3,673,884 shares of Common Stock and LTIP Units originally authorized for issuance under the 2012 Plan and registered pursuant to the Prior Registration Statements were not issued under the 2012 Plan (the “Unissued Amount”) and (ii) 1,338,283 shares of Common Stock subject to awards granted under the 2012 Plan that were outstanding as of May 20, 2021, may become eligible for issuance under the 2021 Plan if such awards are forfeited, cancelled or otherwise terminated (together with the Unissued Amount, the “Total Amount”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company, the general partner of the Partnership.

The opinion set forth below is limited to the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act.

Boston Properties, Inc.

Boston Properties Limited Partnership

May 20, 2021

For purposes of the opinions set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Plan Shares and Exchange Shares.

Based on the foregoing, we are of the opinion that (i) the Plan Shares have been duly authorized and, upon issuance and delivery against receipt of consideration therefor (which is not less than par value) in accordance with the terms of the 2021 Plan, will be validly issued, fully paid and nonassessable, (ii) the Exchange Shares have been duly authorized and, upon issuance and delivery upon the exchange of the Common Units in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid and nonassessable, (iii) upon issuance and delivery of the Plan LTIP Units in accordance with the terms of the 2021 Plan and the Partnership Agreement, the Plan LTIP Units will be validly issued and the holders of the Plan LTIP Units will have no obligation to make any further payments for the acquisition of the Plan LTIP Units or contributions to the Partnership solely by reason of their ownership of the Plan LTIP Units and (iv) upon issuance and delivery of the Plan Common Units upon the conversion of the Plan LTIP Units in accordance with the terms of the Partnership Agreement, the Plan Common Units will be validly issued and the holders of the Plan Common Units will have no obligation to make any further payments for the acquisition of the Plan Common Units or contributions to the Partnership solely by reason of their ownership of the Plan Common Units.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP